 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Spartan Acquisition Corp. II filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 22, 2021, relating to the consolidated financial statements of Sunlight Financial LLC, appearing in the proxy statement/prospectus, which is part of the Registration Statement on Form S-4 declared effective on June 17, 2021.

/s/ RSM US LLP

New York, New York

July 8, 2021